                                                                  EXHIBIT 10.21



                               BUDGET GROUP, INC.
                               EXECUTIVE AGREEMENT

            This Executive Agreement ("Agreement") is dated as of January 1, 1998, and is entered into by and between ______________ ("Executive") and Budget Group, Inc.("Budget"). Executive and Budget hereby agree to the following terms and conditions:

            1. Purpose of Agreement. The purpose of this Agreement is to provide that Executive may become entitled to receive additional benefits in the event of his termination under certain circumstances. It is believed that the existence of these potential benefits will benefit Budget by discouraging turnover among executives with Agreements, as well as causing such executives to be more able to respond to the possibility of a "Change in Control" (as defined in Section 9) without being influenced by the potential effect of a Change in Control on their job security.

            2. Other Rights and Obligations. The rights and obligations of Executive with respect to his employment by Budget shall be whatever rights and obligations are negotiated between Budget and Executive from time to time. The existence of this Agreement, which deals only with certain rights and obligations subsequent to a termination, shall not be treated as raising any inference with respect to what rights and obligations exist prior to a termination, or, except as specifically addressed in this Agreement, what rights and obligations may exist after termination. Further, Executive shall not, at any time after termination, be obligated to seek other employment in mitigation of the amounts payable or other benefits provided for under any provision of this Agreement and the obtaining of any such other employment shall in no event effect any reduction of Budget's obligation to make the payments and to provide the benefits required to be made and provided under this Agreement, except to the extent provided for in Paragraph 7(c)(4).

            3. Benefits Payable Upon Qualifying Termination and Execution of a Release Agreement.

            (a) Subject to Section 3(b), if a Qualifying Termination (as defined in Section 4 below) occurs, the benefits described in Sections 6 and 7, shall become payable to Executive. In that event, and notwithstanding Section 11, this Agreement shall remain in effect until Executive receives the various benefits to which he has become entitled under the terms of this Agreement. If Executive's employment terminates and such termination is not a Qualifying Termination, then this Agreement shall be of no further force or effect.

            (b) Notwithstanding any other provision of this Agreement, unless Executive executes a Release Agreement (prepared by Budget, and substantially in the form set forth in Exhibit I) within 21 days after a Qualifying Termination and receipt of the Release Agreement (and does not revoke the Release Agreement within 7 days after signing it), (1) no benefits under Section 6 or Section 7(d), (e), (f) or (g) of this Agreement shall be paid or provided under any circumstances, (2) the benefits described in Section 7(c) and (e) shall only be paid or provided for 35 days after the Release Agreement is provided to Executive or until the Release Agreement is signed and subsequently revoked (if earlier), and (3) this Agreement shall be of no further force and effect. Notwithstanding anything in this Agreement to the contrary, if Executive executes the Release Agreement and then fails or refuses to comply with his obligations as provided for in Sections 2 and 3 of the Release Agreement, or violates any of his representations and warranties as provided for in Sections 4, 5 and 6 of the Release Agreement, Budget's obligations as provided for in this Agreement shall immediately cease and terminate.

            4. Qualifying Termination. If, during the term of this Agreement, Executive's employment terminates, such termination shall be considered a Qualifying Termination if any of the following events occurs:

            (a) Whether or not a Change in Control occurs, Executive voluntarily terminates employment, for Good Reason, within one year after the event giving rise to Good Reason or Executive's employment terminates due to death or disability during such one year period. For purposes of this Agreement, "Disability" shall be defined in accordance with Budget's long term disability plan and "Good Reason" shall mean the occurrence of one of the following events without Executive's prior written consent:

            (1)               The assignment to Executive of any duties
                    inconsistent in any material respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as they existed in their most significant form immediately prior to the above-referenced assignment or any other action by Budget which results in a material diminution in such position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as they existed in their most significant form immediately prior to the above-
                  referenced action, excluding for purposes of this paragraph
                  (1), (x) an assignment of substantially equivalent position, authority, duties and responsibilities; or (y) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Budget promptly after receipt of notice thereof given by Executive;

            (2)         Any reduction in (i) Executive's base salary, (ii)
                  Executive's ability to participate in or to receive benefits from (without any incremental cost to Executive) incentive plans, employee benefit plans, expense reimbursement policies, or other fringe benefits, including office and support staff, or paid vacations (excluding changes by Budget with respect to any such benefits which both (A) apply to all executives and
                  (B) provide Executive with other benefits which are substantially equivalent in the aggregate to the prior benefit package), or (iii) if a Change in Control occurs, incentive payments made pursuant to any incentive program (which shall be deemed to be reduced if the annual incentive payments are less than the average annual incentive payments for the three fiscal years preceding the Change in Control); provided that,
                  (x) an isolated, insubstantial, and inadvertent reduction in an element of Executive's total compensation not occurring in bad faith and which is promptly remedied after notice by Executive shall not be deemed a violation of this paragraph
                  (2), and (y) a reduction in one element of Executive's total compensation shall not be deemed a violation of this paragraph
                  (2) if a counterbalancing increase in another element of Executive's total compensation occurs (the determination of whether the increase is counterbalancing shall be determined by Executive in good faith); and

            (b) Whether or not a Change in Control occurs, Executive is involuntarily terminated without "Cause" during the term of this Agreement. For purposes of this Section, "Cause" shall mean (1) a material act or acts of dishonesty by Executive in connection with his employment; (2) conviction of a felony or other crime involving moral turpitude; or (3) Executive's willful or gross negligent failure to perform Executive's duties if such failure results in demonstrable injury or damage to Budget.

            (c) Executive terminates his employment for any reason whatsoever, including termination due to death or disability, provided that the Termination Date occurs within one year after a Change in Control occurs.

            5.      Notice of Termination. Any termination by Executive for
Good Reason, by Budget for Cause, or by Executive without any reason following a Change in Control (other than termination due to Executive's death or disability) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the date of termination ("Termination Date") is other than the date of receipt of such notice, specifies the Termination Date. The Termination Date shall be the date of receipt of the Notice or such later date specified in the Notice, which shall not be later than 90 days after the giving of such Notice. The failure by Executive or Budget to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or Budget hereunder or preclude Executive or Budget from asserting such fact or circumstance in enforcing Executive's or Budget's rights hereunder.

            6. Severance Payment. Subject to Section 3(b), in the event of a Qualifying Termination, Budget shall pay Executive an amount equal to 3 times the sum of (1) Executive's highest annual base salary rate in effect since September 1, 1997 plus (2) the greater of i) annual average incentive payments and bonuses (including those that are performance based, discretionary or otherwise, but excluding those paid under any long-term incentive and stock option plans) paid to Executive during the three full fiscal years preceding the Termination Date (provided that, if Executive was not employed for three full fiscal years, the incentive payments and bonuses shall be based on the number of full fiscal years during which Executive was employed); and ii) the Executive's annual target bonus or incentive opportunity established for the year in which the Executive's Termination Date occurs. The amounts due hereunder ("Severance Payment") shall be paid in cash to Executive in a single lump sum within 30 days of the Termination Date and shall be in lieu of any other severance payment that Executive might otherwise be entitled to from Budget under the terms of any other severance pay arrangement or employment agreement.

            7. Other Benefits. Subject to Section 3(b), in the event of a Qualifying Termination, Executive shall be entitled to:

            (a) Receive his base salary and a pro rata portion of his target bonus through the Termination Date, less applicable payroll deductions.

            (b) Receive any unused vacation and holiday pay through the Termination Date, less applicable payroll deductions.

            (c)     (1)     Except as provided by law (including any
nondiscrimination rules) or by the relevant insurance carrier (after reasonable efforts by the Company to provide coverage), continue his participation (and, where applicable, participation of his eligible dependents) in the medical, dental, life and disability insurance benefit programs of Budget which had been made available to Executive before the Qualifying Termination. This ability to participate shall continue for a period of 36 months after the Termination Date ("Completion Date"); if Executive dies prior to the Completion Date, his dependents, where applicable, may continue participation until the Completion Date. In order to so participate, Executive (or dependents, where applicable) shall pay to Budget (with grace periods analogous to COBRA) the employee portion of the cost of such benefits (such portion to be determined in the same manner as for any other executive participants). Thereafter, Executive (or his dependents, where applicable) shall be entitled to elect COBRA coverage.

            (2) If the law or the insurance carrier prevents Executive from participating in a program described in this clause (c), Budget shall make monthly cash payments to Executive (or his dependents, where applicable) equal to 102% of the entire monthly premium (excluding the employee portion) applicable to such program until the Completion Date. Executive (or his dependents, where applicable) shall be permitted to elect COBRA coverage for such program (if allowed under the program).

            (3) When coverage under each applicable plan expires, Executive (or his dependents, where applicable) shall retain the right to purchase individual conversion policies with respect to any or all of the benefits provided under said benefit plans to the maximum extent permitted by law or by the group insurance policies providing such benefits.

            (4) Notwithstanding anything contained herein to the contrary, the benefits provided for in this subparagraph (c), shall cease prior to the Completion Date in the event Executive has available substantially similar benefits at a comparable cost from a subsequent employer.

            (d) Receive contributions under the Budget Defined Contribution Retirement Plan and Budget SavingsPlus (401(k)) Plan (the "Retirement Plans") if required by the terms for the year in which the Qualifying Termination occurs. In addition, to the extent any contributions to the Retirement Plans are not made on behalf of Executive, but would have been made had Executive remained employed until and including the Completion Date and made the maximum Section 401(k) contributions under the Plan, Budget shall pay directly to Executive cash in an amount and at the times consistent with contributions made for other employees of Budget and in accordance with the guidelines of the Retirement Plans. Other than the foregoing, Executive is entitled to no other contribution on Executive's behalf by Budget to any Budget pension or other retirement plan.

            (e) Use of two (2) current model year luxury vehicles (the "Vehicles") through the earlier of the Completion Date or Executive's death; if Executive dies prior to the Completion Date, his spouse, if any, may continue to use one (1)such Vehicle through the Completion Date. During such period, Budget shall (1) provide Executive with collision (with no deductible if the accident is not the fault of Executive and with a $250 deductible if the accident is the fault of Executive) and comprehensive automobile coverage during the time he has the Vehicles, as well as primary automobile liability coverage in the amount of $50,000 bodily injury per person, $100,000 bodily injury per accident and $25,000 property damage per accident, and (2) pay for reasonable maintenance costs incurred by Executive with respect to the Vehicles, including but not limited to periodic oil changes.

            (f) Receive tax preparation and financial planning services through the Completion Date, which services shall be provided by a vendor of Budget's choice.

            (g) Receive professional outplacement services, which services shall be provided by a vendor of Budget's choice.

In the event of Executive's death, any cash payments due hereunder shall be made to the beneficiary or beneficiaries so designated by Executive in a writing delivered to the Secretary of Budget. If no such beneficiary has been so designated, or if no designated beneficiary is in existence at the date of Executive's death, payment shall be made to Executive's surviving spouse, if any, or to his estate if he has no surviving spouse.

                8.     Gross Up Provision.

               (a) If any payment or benefit received or to be received by Executive in connection with a Change in Control of Budget or the termination of Executive's employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with Budget or with any person whose actions result in a Change in Control of Budget or with any person affiliate with Budget or such person (together with the Severance Payment, the "total payments") will be subject to the excise tax imposed by Section 4999 of the Code, Budget will pay to Executive, within 30 days of any payments giving rise to the excise tax, an additional amount (the "gross up payment") such that the net amount retained by Executive, after deduction of any excise tax on the total payments and any federal and state and local income and employment tax and excise tax on the gross up payment provided for in this section, will equal the total payments.

               (b) For purposes of determining the amount of the gross-up payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of termination or the date that excise tax is withheld by Budget, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes.

               (c) For purposes of determining whether any of the total payments would not be deductible by Budget and would be subject to the excise tax, and the amount of such excise tax, (1) total payments will be treated as "parachute payments" within the meaning of Section 380G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by Budget's independent auditors prior to the Change in Control and acceptable to Executive, such total payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment will be determined by Budget's independent auditors in accordance with Sections 280B(d)(3) and (4) of the Code.

               (d) If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder,

         Executive will repay to Budget, when such reduction in excise tax is finally determined, the portion of the gross-up payment attributable to such reduction plus interest on the repayment at the rate provided in
         Section 1274(b)(2)(B) of the Code. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the gross-up payment), Budget will make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) when such excess is finally determined.

               9. Change in Control. For the purpose of this Agreement, a "Change in Control" shall mean:

               (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange of Act 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of Budget (the "Outstanding Budget Common Stock") or (2) the combined voting power of then outstanding voting securities of Budget entitled to vote generally in the election of directors (the "Outstanding Budget Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Budget or a corporation controlled by Budget (the "Budget Group"), except that an acquisition by virtue of the exercise of a conversion privilege shall not be considered within this paragraph unless the converted security was itself acquired directly from the Budget Group, (2) any acquisition by the Budget Group, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Budget Group or (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in paragraphs (1) and (2) of subsection (c) of this Section 9 are satisfied; or

               (b) Individuals who, as of the date hereof, constitute the Board of Budget (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by Budget's shareholders, was approved by a vote of at least a majority of the directors of the Incumbent Board (including Board members previously elected pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consent by or on behalf of a Person other than the Board; or

               (c) Approval by the shareholders of Budget of a reorganization, merger or consolidation (a "transaction"), unless, following such transaction in each case, (1) more than 80% of, respectively, the then outstanding shares of common stock of the corporation resulting from such transaction and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Budget Common Stock and Outstanding Budget Voting Securities immediately prior to such transaction and (2) no Person (excluding the Budget Group, any employee benefit plan (or related trust) of Budget Group and any Person beneficially owning, immediately prior to such transaction, directly or indirectly, 20% or more of the Outstanding Budget Common Stock or Outstanding Budget Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such transaction or the combining voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; or

               (d) Approval by the shareholders of Budget of (1) a complete liquidation or dissolution of Budget or (2) the sale or other disposition of all or substantially all of the assets of Budget, unless such assets are sold to a corporation and following such sale or other disposition, the conditions described in paragraphs (1) and (2) of subsection (C) of this Section 9 are satisfied.

               10.       Waiver of Invalidity; No Offset.

               (a) Inasmuch as the injury caused to Executive in the event his employment is terminated is difficult or incapable of accurate estimation at the date of this Agreement, the amounts provided to be paid hereunder are intended to be severance compensation and not a penalty, and therefore constitute a good faith forecast of the harm which might be expected to be caused to Executive. Accordingly, Budget waives any right to assert against Executive the invalidity of any payment hereunder by reason of Executive's failure to seek other employment or otherwise, and to reduce the amount of any payment hereunder by reason of any compensation earned by Executive as the result of employment by another employer after the Termination Date or otherwise.

               (b) Budget's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Budget may have against Executive or others.

               11. Term of Agreement. This Agreement shall be effective from the date hereof through December 31, 2000 and may not be amended or terminated during such period except pursuant to an instrument in writing executed by all of the parties hereto. The Board of Directors of Budget may, in its sole discretion and for any reason, provide written notice of termination (or amendment), effective as of the then applicable expiration date, to Executive no later than six (6) months before the expiration date of this Agreement. If written notice is not so provided, this Agreement shall be automatically extended for an additional twelve months past the applicable expiration date. This Agreement shall continue to be automatically extended for an additional twelve months at the end of such twelve month period and each subsequent twelve month period unless notice is given in the manner described in this Section. Notwithstanding the preceding sentences of this Agreement, this Agreement shall automatically be extended past an otherwise applicable expiration date if a Change in Control, or an event giving rise to Good Reason has occurred prior to that date. The extension referred to in the preceding sentence shall be for one year after the Change in Control, or an event giving rise to Good Reason. For purposes hereof, the "expiration date" shall be the last effective date of this Agreement, after having given effect to all of the extension provisions of this Section.

               12. Successors. The rights and obligations of Budget under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Budget.

               13. Governing Law. Except to the extent that federal law is applicable, this Agreement is made and entered into in the State of Florida, and the laws of Florida shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

               14. Entire Agreement. Except as provided in a written benefit plan of Budget, this Agreement (and the Release Agreement) constitute the entire agreement between the parties respecting the benefits due Executive (and the obligations of Executive) in the event of a Qualifying Termination, and there are no representations, warranties or commitments, other than those set forth herein, which relate to such benefits. This is an integrated agreement. No provision of this Agreement may be amended or waived except by written agreement signed by the parties.

               15. Arbitration. Any and all controversies, claims or disputes arising out of or in any way relating to this Agreement shall be resolved by final and binding arbitration in ______________________ before a single arbitrator licensed to practice law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after the occurrence of the facts giving rise to any such controversy, claim or dispute. The arbitrator shall decide all issues relating to arbitrability. If the arbitrator determines that (x) Budget has breached this Agreement or (y) Budget was unjustified in failing to make the payments required under this Agreement to Executive, Budget shall pay to Executive, his costs and expenses, including attorneys' fees, associated with any such arbitration proceeding and, as liquidated damages and not as a penalty, an additional amount equal to 10% of the amount involved in the arbitration with respect to this Agreement.

               16. Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered to the last known address of Budget or Executive, as appropriate, or to such other address as either party may direct by notice to the other pursuant to this section.

               17. Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

               18.       Severability.

               (a) The parties agree that Section 3(b) of this Agreement and Sections 2 through 6 of the Release Agreement are a material part of this Agreement. The parties believe that all provisions of this Agreement (including Section 3(b)) and the Release Agreement (if executed and not revoked within 7 days after execution) are legal, binding and fully enforceable.

               (b) If Section 3(b) of this Agreement or Section 2, 3, 4, 5 or 6 of the Release Agreement (or any material part thereof) is invalid, then this Agreement and the Release Agreement shall be null and void.

               (c) Subject to subsection (b) above, in case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

               19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

               IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.



                                            BUDGET GROUP, INC.


                                            By
                                              --------------------------------



                                            EXECUTIVE


                                            ---------------------------------

                                                                     EXHIBIT I

                                RELEASE AGREEMENT


THIS RELEASE AGREEMENT (hereinafter "Agreement") is made and entered into by and between Budget Group, Inc. and its parent and subsidiaries (hereinafter "Budget") and the undersigned (hereinafter "Executive"), and shall be effective as of the date of its execution.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


          1. That Budget shall, in full discharge of any and all of its obligations to Executive, pay to Executive the benefits set forth in the executive agreement between Budget and Executive ("Executive Agreement").

          2. That in consideration for entering into this Agreement, and for the monies and benefits described in Section 1 above,
                  Executive:

                  (a) Except as specifically provided in Sections 7(b) and 7(d) of the Executive Agreement, waives any right to vacation and/or holiday pay and, in addition, waives any right to incentive compensation, including without limitation incentive compensation under the Annual and the Long Term Incentive Plans.

                  (b) Agrees to cooperate fully with Budget to assure a smooth transition of responsibilities and projects and to otherwise provide Budget with his full and complete cooperation and assistance for one year after the Termination Date. Such cooperation and assistance shall be provided by Executive at his reasonable convenience and shall not require more than three (3) consecutive days, or more than ten
                           (10) cumulative days, without payment by Budget of some form of reasonable compensation to Executive and/or Executive's future employer for such excess time; provided, however, that such cooperation and assistance may be obtained by subpoena served upon Executive if such a subpoena is required or deemed necessary by Budget as a result of the actions of any future employer of Executive. Executive shall cooperate and assist Budget by providing and communicating to, or for the benefit of, the senior management of Budget or their designated representatives, any and all knowledge or information acquired by Executive during, or as a result of, his employment with Budget. Such cooperation and assistance shall include, without limitation, the provision of any such information or knowledge to Budget's accountants or attorneys in preparation of or during the course of any audit process or legal procedure in which Budget may be, or may become, involved. Any travel, lodging and out-of-pocket expenses incurred by Executive in fulfilling this obligation shall be reimbursed to Executive by Budget upon Executive's submission to Budget of an expense report and receipts, as appropriate.

                  (c) Agrees that, during the period from the date of this Agreement through the Completion Date, he will not, without the prior written consent of Budget, make or cause to be made any oral or written statements to any person, firm, corporation, or governmental or other entity which reflect negatively on Budget or on its directors, officers, employees, affiliates and related companies, or which could reasonably be understood to be detrimental to the business interests of Budget or to its directors, officers, employees, affiliates and related companies.

                  (d) Agrees to make the Vehicles available for periodic inspection and/or replacement as Budget may request from time to time and to return such Vehicles or any replacement Vehicles to Budget on or before the Completion Date; provided, however, that if Executive relocates to another city, Budget will reasonably cooperate with Executive in allowing the inspection, replacement, and/or return of the Vehicles to take place at the nearest Budget owned and operated rental location.

                  (e) Agrees that all other perquisites that had been available to him as a member of Budget senior management, including but not limited to social and professional memberships and gasoline and parking reimbursement, shall terminate as of the Termination Date. Notwithstanding the foregoing, Executive may continue to use, at his sole cost and expense, the mobile phones currently in the Vehicles.

                  (f) Agrees to refrain, at any time and in any manner, from disclosing any trade secret of Budget or other confidential and proprietary business information and material respecting Budget's business of which Executive has knowledge, where such trade secret or other confidential and proprietary business information and material was gained from the files or business operations of Budget or from Executive otherwise giving assistance to another, where such disclosure or assistance could be prejudicial to Budget or its business, or is in any way related to any controversy and/or litigation in which Budget is or may become involved. Notwithstanding the foregoing, Executive may comply with a court order or subpoena compelling such disclosure or assistance.

                  (g) Agrees to deliver to Budget, at the time of the execution of this Agreement, all non-public documents and materials that relate to Budget, if any, in Executive's possession, custody, or control; provided, however, that Executive may keep all documents concerning Budget's insurance plans, all documents concerning his receipt of wages and benefits while employed at Budget, and any documents Budget agrees at its discretion he may keep.

                  (h) Agrees that the terms and conditions of this Agreement are, collectively and individually, totally confidential and shall forever be kept totally confidential and shall not in any manner or for any reason be disclosed by Executive without the express prior written consent of Budget, except (x) to members of his family, his attorneys, and his accountants on a "need to know" basis, (y) to the Internal Revenue Service, and (z) to anyone pursuant to a court order or subpoena compelling such disclosure. This Agreement may be introduced in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an appropriate order of confidentiality consistent with the terms of this Section 2(h). If disclosure of this Agreement is compelled pursuant to service of a subpoena on

                           Executive, then Executive shall immediately provide written notice to Budget and shall not make any such disclosure for ten (10) business days in order to give Budget an opportunity to seek an appropriate protective order, unless disclosure is required sooner than ten (10) business days by court order, rule, or regulation, in which case disclosure will not be made by Executive before the time required by such court order, rule, or regulation.

         3. In further consideration of the payments and benefits provided in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue Budget and its affiliated and related companies, past and present, as well as each of their directors, officers, employees, shareholders, representatives, attorneys, agents, insurers, assigns, and successors, past and present (collectively hereinafter referred to as the "RELEASEES"), from and with respect to any and all accounts, actions, contracts, agreements, obligations, causes of action and claims whatsoever, whether known or unknown, suspected or unsuspected, in law or in equity, which Executive, and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall, or may have against the RELEASEES, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Agreement, including without limitation any and all claims (a) arising out of or in any way related to Executive's employment with Budget or his separation from Budget; (b) arising out of or in any way related to any claims for race, national origin, age, sex, religious, disability, or other form of employment discrimination, including without limitation any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, the National Labor Relations Act, as amended, and the Illinois Human Rights Act, or any other federal, state or local law, statute, ordinance, or administrative regulation; or (c) for severance pay, bonus, commission, sick leave, holiday pay, vacation pay, life insurance, disability, health or medical insurance, or any other fringe benefits; provided, however, that nothing in this Section will affect any rights provided for in this Agreement.

         4. Executive represents and warrants that he has not filed or caused to be filed any complaints, charges or lawsuits with any court or government agency relating to his employment with Budget or his separation from Budget or to any claims being released by him in this Agreement, and that he will not file or authorize or cause to be filed on his behalf any such complaints, charges, or lawsuits at any time hereafter relating to his employment with Budget or his separation from Budget or to any claims being released by him in this Agreement.

         5. Executive represents and warrants that he has not assigned or transferred to any person not a party to this Agreement any claim being released by this Agreement, or any part or portion of such claim, and that he shall defend, indemnify, and hold harmless Budget from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

         6. Executive represents and warrants that during his employment with Budget, he has at all times and in all respects conformed to and complied with the policies and procedures of Budget and has not engaged in any conduct which may be reasonably construed as materially detrimental or embarrassing to Budget, including without limitation gross neglect or willful misconduct in the performance of his duties, fraud, misappropriation, theft, or dishonesty.

         7. Notwithstanding anything in this Agreement to the contrary, if Executive fails or refuses to comply with his obligations as provided for in Sections 2 and 3 of this Agreement, or violates any of his representations and warranties as provided for in Sections 4, 5, and 6 of this Agreement, Budget's obligations as provided for in this Agreement and the Executive Agreement shall immediately cease and terminate.

         8. This Agreement shall be interpreted, construed, and enforced under the laws of the State of Florida.

         9. Executive and Budget expressly agree that, except to the extent this Agreement imposes obligations upon the parties, this Agreement shall never, at any time, for any purpose whatsoever, be considered as an admission of liability or responsibility of the parties.

         10. Any and all controversies, claims or disputes arising out of or in any way relating to this Agreement shall be resolved by final and binding arbitration in Daytona Beach, Florida before a single arbitrator licensed to practice law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after the occurrence of the facts giving rise to any such controversy, claim or dispute. The arbitrator shall decide all issues relating to arbitrability. The arbitrator shall award the prevailing party costs and expenses, including attorneys' fees, associated with any such arbitration. If the arbitrator determines that (x) Budget has breached this Agreement and (y) Budget was unjustified in failing to make the payments required under this Agreement to Executive, Budget shall pay to Executive, as liquidated damages and not as a penalty, an additional amount equal to 10% of the amount involved in the arbitration with respect to this Agreement (and the Executive Agreement).

         11.      (a)      The parties agree that Section 3(b) of the Executive
                           Agreement and Sections 2 through 6 of the Release
                           Agreement are a material part of this Agreement. The parties believe that all provisions of the Executive
                           Agreement (including Section 3(b)) and the Release
                           Agreement are legal, binding and fully enforceable.

                  (b)      If Section 3(b) of the Executive Agreement or
                           Section 2, 3, 4, 5 or 6 of the Release Agreement (or any material part thereof) is invalid, then this Release Agreement and the Executive Agreement shall be null and void.

                  (c) Subject to subsection (b) above, in case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or enforceable in other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

         12. Except as provided in a written benefit plan of Budget, this Agreement (and the Executive Agreement) constitute the entire agreement between the parties respecting the benefits due Executive, and obligations of Executive, in the event of a Qualifying Termination, and there are no representations, warranties or commitments, other than those set forth herein, which relate to such benefits. This is an integrated agreement. No provision of this Agreement may be amended or waived except by written agreement signed by the parties.

         13. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

         14. EXECUTIVE EXPRESSLY AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS BEEN PROVIDED WITH THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE ENTERING INTO THIS AGREEMENT, AND FULLY UNDERSTANDS THE FINAL AND BINDING EFFECT OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT. FURTHER, EXECUTIVE REPRESENTS AND AGREES THAT THE ONLY PROMISES MADE TO HIM ARE THOSE STATED ABOVE AND THAT EXECUTIVE IS SIGNING THIS AGREEMENT VOLUNTARILY AND WITHOUT PRESSURE OR COERCION BY BUDGET OR ITS OFFICERS, AGENTS, EXECUTIVES, DIRECTORS, OR ANYONE ELSE ACTING ON THEIR BEHALF.

         15. SPECIAL NOTICE TO EXECUTIVE (AS REQUIRED BY LAW FOR EXECUTIVES AGED 40 AND OLDER):

                  (a) You should consult with an attorney prior to signing this Agreement and regarding your release of claims as provided in this Agreement.

                  (b) You were given a copy of this Agreement and you represent that you have been given a period of twenty-one (21) days (or forty-five (45) days if part of a group termination) after receipt of the initial copy of this Agreement to consider the terms of this Agreement before you sign it, and that you elect to execute this Agreement on this date.

                  (c) You are entitled, within 7 days after you sign this Agreement, to revoke the release and discharge provided for in Section 3 above as it relates to any claim you may have under the Age Discrimination in Employment Act, as amended and the Agreement will not become effective or enforceable until the revocation period has expired; provided, however, that such revocation will cancel this Agreement and the Executive Agreement in their entirety.

         16. Capitalized terms not defined herein shall be defined in accordance with the Executive Agreement.

                  IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the date set forth herein.


BUDGET GROUP, INC.                           EXECUTIVE



------------------------------------         ---------------------------------



Date:                                       Date:
     -------------------------------             -----------------------------